Exhibit 2.2

FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this “Amendment”), dated as of April 18, 2008, is by and among Nautilus, Inc., a Washington corporation (“Seller”), DashAmerica, Inc. d/b/a Pearl Izumi USA, Inc., a Colorado corporation (the “Company”), and Shimano American Corporation, a California corporation (“Buyer”), in order to amend that certain Stock Purchase Agreement, dated as of February 15, 2008 (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Purchase Agreement.

In consideration of the mutual covenants set forth herein and in the Purchase Agreement, and intending to be legally bound, the parties do hereby amend the Purchase Agreement as follows:

1. *

2. *

3. Section 3.5(b) of the Purchase Agreement is hereby amended by deleting the following sentence in its entirety: “Effective at or prior to Closing, the Company will have transferred all of its equity interests in Pearl Izumi Europe B.V. to Seller.”

4. Section 6.2(c) of the Purchase Agreement is hereby amended by (a) adding “and” at the end of subsection (viii), (b) deleting all of subsection (ix) and (c) renumbering subsection (x) as subsection (ix).

5. The Company Disclosure Schedule is hereby amended by the addition of the Addendum set forth as Exhibit A hereto.

6. Section 2.2(b)(ii) is amended in its entirety as follows: Immediately following payment or deposit by Buyer of the amounts under (i) above, Seller shall present a signed Release executed by Bank of America in form satisfactory to the Buyer and evidencing release of the Company shares owned by Seller and of all Company assets from the Bank of America liens filed October 2007 and December 2007.

7. The definition of “Purchase Price” in Section 1.1 shall be amended by replacing the text “$69,500,000.00 (sixty-nine million five hundred thousand US dollars)” with “$69,416,751.00 (sixty-nine million four hundred sixteen thousand seven hundred fifty-one US dollars)”.

8. The following provision shall be added to the Purchase Agreement as Section 5.10:

Section 5.10 Domain Transfers. From and after the Closing Date, should the domain names set forth on Schedule 3.14(a)(vi) once again becomes either “active” or have any value in the future, Seller will take any and all actions to prevent any party other than

*	This section has been purposely omitted and separately filed with the Commission. Confidential treatment has been requested with respect to such portion of this Amendment

Buyer or Company from obtaining those domain names, and Seller will immediately transfer, at their sole cost, those domain names to Company. Further, Seller will not use, connect, or activate any website to any of those domain names at any time now or in the future. Notwithstanding any other provision in this Agreement, this covenant will survive the Closing Date for five (5) years or until the last of those domain names expire.

9. The following provision shall be added to the Purchase Agreement as Section 2.2(e):

(e) Cash Balance Reimbursement. Within three (3) Business Days immediately following Closing, Buyer shall pay to Seller via wire transfer an amount equal to the sum of all cash and cash equivalents (the “Cash Balance”) existing in the accounts of the Company and its Subsidiaries at close of business on the Business Day immediately prior to the Closing Date, along with evidence supporting Buyer’s calculations. If Seller does not agree with such calculations, Seller shall have thirty (30) days commencing on the date Seller receives the Cash Balance payment to deliver to Buyer a written objection to any such calculation. Buyer and Seller shall use reasonable best efforts to resolve the dispute during the 30-day period commencing on the date Seller delivers such written objection. Any dispute not resolved during such period shall be submitted to the Accounting Firm for resolution consistent with the procedures set forth in Section 2.2(c) and (d).

10. Except as expressly set forth herein, the Purchase Agreement shall continue in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

NAUTILUS, INC.

By:	/s/ William D. Meadowcroft
Signature
Print Name: William D. Meadowcroft
Title: Chief Financial Officer

SHIMANO AMERICAN CORPORATION

By:	/s/ David Pfeiffer
David Pfeiffer President

DASHAMERICA, INC. d/b/a Pearl Izumi USA, Inc.

By:	/s/ Wayne M. Bolio
Signature
Print Name: Wayne M. Bolio
Title: Chief Administrative Officer

Exhibit A

ADDENDUM

TO

COMPANY DISCLOSURE SCHEDULE*

Schedule 3.5	Capitalization; Subsidiaries
Schedule 3.6	Financial Statements
Schedule 3.7	Absence of Certain Developments
Schedule 3.9	Litigation
Schedule 3.10	Tax Matters
Schedule 3.13(g)	Employee Benefit Plans - Payment
Schedule 3.14	Intellectual Property Rights
Schedule 3.14(a)(i)	Intellectual Property Rights
Schedule 3.14(a)(vi)	Intellectual Property Rights

*	The schedules listed above have been intentionally omitted and Nautilus, Inc. has undertaken to furnish the omitted schedules to the United States Securities and Exchange Commission upon request.

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